Exhibit (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption "Legal Counsel" included in or made a part of Post-Effective Amendment No. 99 to the Registration Statement of Voya Government Money Market Portfolio (File No. 002-53038), on Form N-1A under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Boston, MA

April 25, 2022